Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 and related Prospectus of Sonic Automotive, Inc. dated July 1, 2009 for the registration of $85,627,000 6% Senior Secured Convertible Notes and 22,755,269 shares of its Class A common stock) and to the incorporation by reference therein of our reports dated March 31, 2009 (except for Notes 1, 2, 6, 7, 9 and 13 as to which the date is May 27, 2009) with respect to the 2008 consolidated financial statements of Sonic Automotive, Inc., and the effectiveness of internal control over financial reporting of Sonic Automotive, Inc., included in its Form 8-K dated May 28, 2009 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Charlotte, North Carolina

July 6, 2009